Exhibit 3.12

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Dover Energy Automation, LLC (the “Company”), effective as of May 12, 2014 (the “Effective Date”), is entered into by Dover Energy, Inc., as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on the Effective Date by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1. Name. The name of the Company is “Dover Energy Automation, LLC”.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be 3005 Highland Parkway, Suite 200, Downers Grove, Illinois 60515, or such other location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person (or entity) and location reflected in the Certificate of Formation. In the event that the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Name and Address of Member. The name and address of the Member are as follows:

Name	Address
Dover Energy, Inc.	3005 Highland Parkway, Suite 200 Downers Grove, Illinois 60515

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Interest. Unless one or more additional members are admitted to the Company in accordance with Section 4(b), the Member shall hold all of the Interest. As used herein, the term “Interest” shall mean a membership interest in the Company as provided in this Agreement and under the Act and includes any and all rights and benefits to which the holder thereof may be provided under this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

(d) Transfer of Interest. The Member may Transfer all or any part of the Interest. As used herein, the term “Transfer” includes a sale, assignment, gift, pledge, encumbrance, mortgage, exchange, merger or any other disposition.

(e) Certificates. The Company will not issue any certificates to evidence ownership of the Interest.

5. Management.

(a) Board of Directors. The business and affairs of the Company shall be managed and governed in all respects by a board of directors (each member of such board of directors, a “Director”, and collectively, the “Board of Directors”). The Board of Directors shall be appointed by, and shall be subject to removal by, the Member. The initial Board of Directors shall consist of four Directors as follows: Sivasankaran “Soma” Somasundaram, Matthew E. West, Don D. Suh and Marcelie Tucker, Jr. The Board of Directors shall have all the rights, powers, duties and obligations of a “manager” under the Act.

(b) Officers; Delegation of Authority. The Board of Directors may, from time to time, designate individuals (who need not be a Director) to serve as officers of the Company (each, an “Officer”). The Officers may, but need not, include a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries and a Treasurer. Any two or more offices may be held by the same person. Each Officer designated hereunder shall devote such time to the Company’s business as he or she deems necessary to manage and supervise Company business and affairs in an efficient manner.

(i) President. The President shall be the chief executive officer of the Company and, subject to the control and direction of the Board of Directors, shall in general supervise and control all of the business and affairs of the Company and perform all duties and exercise all powers usually appertaining to the office of the chief executive officer, subject to the provisions of applicable law and this Agreement. The President may sign any contracts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed and executed.

(ii) Vice Presidents. The Vice Presidents, in the order of their seniority, shall perform the duties and exercise the powers of the President in the event of the President’s absence or disability, or at the direction of the President at any time (including with respect to signing any contracts or other instruments as set forth in Section 5(b)(i)), unless otherwise determined by the President or the Board of Directors.

(iii) Secretary; Assistant Secretaries. The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other Officer or agent is properly accountable and have authority to attest to the signatures of the President or Vice Presidents and shall generally perform all duties usually appertaining to the office of secretary of a corporation. Any Assistant Secretary shall, at the request of the Secretary or in his or her absence or disability, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors, the President or the Secretary shall prescribe.

(iv) Treasurer. The Treasurer shall have custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors or the President. The Treasurer shall further disburse the funds of the Company as may be ordered by the Board of Directors, and shall render to the President and the Board of Directors, when the President or the Board of Directors so require, an account of all transactions performed by the Treasurer and of the financial condition of the Company.

(v) Other Officers. Any other Officer appointed by the Board of Directors shall have such authority and responsibilities as the Board of Directors or the President may delegate to such Officer from time to time.

Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Board of Directors. Any action taken by an Officer designated by the Board of Directors pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

6. Indemnification. No Member, Director or Officer of the Company shall be liable in damages to the Member or the Company for any act or omission to act if such conduct does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, knowing violation of law, or a transaction from which such person or entity derived an improper personal benefit. In any action or proceeding in which any Member, Director or Officer is a party by virtue of such person’s or entity’s status as the Member, a Director or an Officer, the Company shall, solely from the Company’s assets, indemnify the Member, Director or Officer against all liabilities incurred by such person or entity in connection therewith, so long as such person’s or entity’s act or omission does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, knowing violation of law, or a transaction from which such person or entity derived an improper personal benefit. These indemnification rights shall be in addition to any other rights and remedies to which the Member, Director or Officer shall be entitled under the Act or other applicable law.

7. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8. Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11. Dissolution; Liquidation.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a certificate of cancellation in accordance with the Act.

12. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws rules.

(c) Entire Agreement. This Agreement sets forth the entire limited liability company agreement of the Company.

(d) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

(e) Headings. All headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting any provision of this Agreement.

(f) Execution. This Agreement and any amendments hereto, to the extent delivered by means of a facsimile machine or electronic mail, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature appears on following page.]

IN WITNESS WHEREOF, the Member has executed this Agreement to be effective as of the Effective Date.

DOVER ENERGY, INC.

By:	/s/ Matthew E. West
Name:	Matthew E. West
Title:	VP, Treasurer & Secretary

Signature Page to

Limited Liability Company Agreement